Exhibit 99.1

4 AUGUST 2025

Equillium Announces Strategic Expansion of Cryptocurrency Treasury Reserve Strategy

Equillium, Inc. (Nasdaq: EQ), a biotechnology innovator developing novel therapies to treat severe autoimmune and inflammatory disorders, today announced a strategic expansion to integrate a cryptocurrency treasury reserve strategy as part of its broader financial and growth objectives.

“As we are actively evaluating strategic options for the company, I am pleased to announce we have expanded our treasury strategy to include digital currencies for the diversification, liquidity and long-term capital appreciation potential they represent,” stated Bruce Steel, Chief Executive Officer of Equillium. “Following a thorough review of the sector, the Board and I have concluded that the addition of this strategy is in the best interests of our stockholders, and we have updated our treasury investment policy accordingly. We look forward to providing additional updates on this strategy during the third quarter of 2025.”

In parallel with the addition of the cryptocurrency treasury strategy, the company will continue to pursue its biotech mission to advance life-changing therapeutics towards patients with the goal of preparing EQ504, its novel aryl hydrocarbon receptor modulator, for clinical development.

As of June 30, 2025, the company had cash and cash equivalents totaling approximately $11.5 million. Based on implemented and ongoing operating changes to decrease its expenditures and conserve cash, the company expects that its existing cash and cash equivalents will enable it to fund operations into the fourth quarter of 2025, based on certain assumptions and estimates that may prove to be inaccurate.

About Preliminary Financial Results

The preliminary results set forth above are unaudited, are based on management’s initial review of the company’s results for the quarter ended June 30, 2025, and are subject to revision based upon the company’s quarter-end closing procedures. Actual results may differ from the preliminary unaudited results following the completion of quarter-end closing procedures, final adjustments or other developments arising between now and the time that the company’s financial results are finalized. In addition, the preliminary unaudited results are not a comprehensive statement of the company’s financial results for the quarter ended June 30, 2025, should not be viewed as a substitute for full, unaudited financial statements for the quarter ended June 30, 2025, and are not necessarily indicative of the company’s results for any future period.

About EQ504

EQ504 is an investigational potent and selective aryl hydrocarbon receptor (AhR) modulator designed with a multi-modal, non-immunosuppressive mechanism of action to be complementary to other inflammation and immunology agents. AhR is critical to barrier organ tissue physiology and immunology, maintaining barrier function and promoting tissue repair and regeneration, while regulating resident immune cells with anti-inflammatory responses. EQ504’s preclinical properties provide the potential for targeted, local delivery such as enteric coating for the treatment of ulcerative colitis or inhaled formulations for the treatment of inflammatory lung diseases.

About Equillium

Equillium is a biotechnology innovator developing novel therapies to treat severe autoimmune and inflammatory disorders, and is pursuing an integrated cryptocurrency treasury reserve strategy as part of its broader financial and growth objectives.

For more information, visit www.equilliumbio.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future”, “potential” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

These statements include, but are not limited to, statements regarding the implementation of Equillium’s cryptocurrency treasury reserve strategy and the potential value the strategy may create for stockholders; Equillium’s plans and timeline for providing an update on its cryptocurrency treasury reserve strategy; Equillium’s expectation that its cash and cash equivalents are sufficient to fund its operations into the fourth quarter of 2025; Equillium’s plans and strategies with respect to EQ504; and EQ504’s potential to treat ulcerative colitis or inflammatory lung disease. Because such statements are subject to risks and uncertainties, many of which are outside of Equillium’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: Equillium’s ability to execute its plans and strategies; Equillium’s ability to continue as a going concern; Equillium will need to raise additional capital, which may not be available on acceptable terms or at all, to give effect to its cryptocurrency treasury reserve strategy, advance the development of EQ504 or any other product candidate, and to continue as a going concern; risks related to Equillium’s new cryptocurrency treasury reserve strategy, including, among others, the volatility of cryptocurrency, Equillium’s ability to hire or engage qualified individuals to assist with implementing its strategy, the risk that Equillium’s stock price may be highly correlated to the price of digital assets that it holds, if any, the risks relating to the significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally, and the risks relating to the treatment of crypto assets for U.S. tax purposes; the risk that Equillium may never acquire crypto assets; the risk that the reported financial results will differ from the estimates provided in this press release; risks related to performing clinical and pre-clinical studies; whether the results from clinical and pre-clinical studies will validate and support the safety and efficacy of Equillium’s product candidates; changes in the competitive landscape; and potential litigation or other disputes. These and other risks and uncertainties are described more fully under the caption “Risk Factors” and elsewhere in Equillium’s filings and reports, which may be accessed for free by visiting the Securities and Exchange Commission’s website and on Equillium’s website under the heading “Investors.” Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Corporate Contact

Investor Relations

858-240-1200

ir@equilliumbio.com

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